Exhibit 10.6

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made effective as of April 17, 2018 (the “Effective Date”), by and between Waterstone Bank SSB, a Wisconsin-chartered savings bank (the “Bank”) and Julie Glynn (“Officer”). Any reference to the “Company” shall mean Waterstone Financial, Inc., the stock holding company of the Bank, or any successor thereto.

WHEREAS, the Bank wishes to assure itself of the continued services of Officer as Senior Vice President/Director of Retail Banking of the Bank (the “Officer Position”) for the period provided in this Agreement; and

WHEREAS, in order to induce Officer to continue employment with the Bank and to provide further incentive to achieve the financial and performance objectives of the Bank, the parties desire to specify the benefits which shall be due to Officer in the event of a Change in Control (as defined below).

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.          Term of Agreement.  Fixed Three Year Term.  The term of this Agreement shall begin as of the Effective Date and shall continue for thirty-six (36) full calendar months hereafter.  Notwithstanding anything herein to the contrary, in the event the Company enters into a definitive agreement (“Definitive Agreement”) to engage in a transaction that would be considered a Change in Control (as defined herein) or a Change in Control otherwise occurs, this Agreement shall automatically renew and shall remain in effect for a period of ninety (90) days following the effective time of the Change in Control; except in the event that the Definitive Agreement is terminated or the Change in Control does not occur, the term of this Agreement will not so renew.

2.          Definitions. The following words and terms shall have the meanings set forth below for purposes of this Agreement.

(a)	Base Salary. Officer’s “Base Salary” for purposes of this Agreement shall mean the base salary paid to Officer by the Bank.

(b)	Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:

(i)
Merger:  The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)
Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

(c)	Good Reason. For purposes of this Agreement, “Good Reason” shall exist upon the occurrence of any of the following without Officer’s express written consent:

(i)	the failure to elect or reelect or to appoint or reappoint Officer to the Officer Position;

(ii)
a material change in Officer’s functions, duties, or responsibilities with the Bank, which change would cause Officer’s position to become one of lesser responsibility, importance, or scope from the Officer Position and attributes thereof associated with the Officer Position;

(iii)	a relocation of Officer’s principal place of employment by more than (30) miles from the main office of the Bank;

(iv)
a material reduction in the benefits and perquisites of Officer from those being provided as of the Effective Date, other than a reduction to Base Salary or a reduction in benefits that is part of a Bank-wide reduction in pay or benefits;

(v)	a liquidation or dissolution of the Company or the Bank, other than a liquidation or dissolution which does not affect the status of Officer; or

(vi)	a material breach of this Agreement by the Bank.

Upon the occurrence of any event described in clauses (c)(i), (ii), (iii), (iv), (v) or (vi), above following a Change in Control, Officer shall have the right to elect to terminate her employment under this Agreement by resignation upon not less than thirty (30) days prior written notice of termination given within ninety (90) days after the event giving rise to said right to elect.  Notwithstanding the preceding sentence, Officer, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of her rights under this Agreement by virtue of the fact that Officer has submitted her resignation but has remained in the employment of the Bank, provided Officer is engaged in good faith discussions to resolve the occurrence of any event described in clauses (c)(i), (ii), (ii), (iv), (v) or (vi) above.  During said thirty (30) day period, the Bank shall have the right to cure the Good Reason, and in the event that the Bank cures said Good Reason, the Executive shall no longer have the right to terminate and receive a payment hereunder.

(d)	Termination for Cause. Termination for Cause shall mean termination, in good faith, by the Chief Executive Officer or the Board, due to:

(i)	Officer being convicted of a felony or of any lesser criminal offense involving moral turpitude;
(ii)
the willful commission by the Officer of a criminal or other act that, in the judgment of the Board, would likely cause substantial economic damage to the Company or the Bank or substantial injury to the business reputation of the Company or Bank;

(iii)	the commission by the Officer of any act of fraud in the performance of her duties on behalf of the Company or Bank or a material violation of the Company’s or the Bank’s code of ethics;
(iv)
the continuing willful failure of the Officer to perform her duties to the Company or the Bank (other than any such failure resulting from the Officer’s incapacity due to physical or mental illness) after written notice thereof has been given to Officer by the Board (specifying the particulars thereof in reasonable detail) and Officer has been given a reasonable opportunity to be heard and cure such failure; or

(v)	an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Officer’s employment by the Company or the Bank.
For purposes of this clause, no act, or the failure to act, on Officer’s part shall be “willful” unless done, or omitted to be done, in bad faith and without reasonable belief that the action or omission was in the best interests of the Bank or its affiliates.
Notwithstanding the foregoing, the Bank may not terminate Officer for Cause unless and until there shall have been delivered to Officer a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose, finding that in the good faith opinion of the Board, Officer was guilty of conduct justifying Termination for Cause.  Officer shall not have the right to receive compensation or other benefits for any period after Termination for Cause.  Officer shall not, as a result of Termination for Cause, forfeit rights to compensation or benefits, including benefits under qualified or non-qualified retirement or deferred compensation plans or programs, if any, earned and vested as of the date of such termination.

3.          Benefits in Connection with a Change in Control.  In the event of Officer’s involuntary termination of employment by the Bank for reasons other than Termination for Cause, or a voluntary termination of employment by Officer for Good Reason occurring either on or after a Change in Control, the Bank shall pay Officer, or in the event of Officer’s subsequent death, Officer’s beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to one (1) times Officer’s highest rate of Base Salary during the term of this Agreement. Such payment will be subject to applicable withholding taxes, and shall be payable within ten (10) days following the effective date of the Change in Control, or if later, within ten (10) days following Officer’s date of termination.

4.          280G Cutback. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Officer under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, Officer (collectively referred to as the “Change in Control Benefits”) that are contingent on a change in control (as defined under Code Section 280G), constitute an “excess parachute payment” under Code Section 280G or any successor thereto, and in order to avoid such a result, Officer’s benefits payable under this Agreement shall be reduced by the minimum amount necessary so that the Change in Control Benefits that are payable to Officer are not subject to penalties under Code Sections 280G and 4999.

5.          Source of Payments. All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor to the Bank).

6.          Limitations On Participation In Other Programs.  In the event the Bank or Company, or any successor in interest of the Bank or Company, provides severance pay to, or establishes a severance program for, employees of Bank or Company upon or in conjunction with a Change in Control, Officer acknowledges and agrees that the Change in Control Benefits to which Officer may be entitled hereunder are in lieu of, and Officer is not eligibile to receive or participate in, any such severance pay or severance program.

7.          Entire Agreement. This Agreement embodies the entire agreement between the Bank and Officer with respect to the matters agreed to herein. All prior agreements between the Bank and Officer with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Officer of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Officer is subject to receiving fewer benefits than those available to Officer without reference to this Agreement.

8.          No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

9.          Binding on Successors. The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

10.          Modification and Waiver.

(a)	This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)
No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.          Required Provisions.

(a)
The Board may terminate Officer’s employment at any time, but any termination by the Bank’s Board other than Termination for Cause shall not prejudice Officer’s right to compensation or other benefits under this Agreement. Officer shall have no right to receive compensation or other benefits for any period after Officer’s Termination for Cause.

(b)
Notwithstanding anything herein contained to the contrary, any payments to Officer by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDI Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(c)
Notwithstanding anything else in this Agreement to the contrary, Officer’s employment shall not be deemed to have been terminated unless and until Officer has a Separation from Service within the meaning of Code Section 409A.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Officer reasonably anticipate that either no further services will be performed by Officer after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d)
Notwithstanding the foregoing, in the event Officer is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, Officer’s payments shall be delayed until the first day of the seventh month following Officer’s Separation from Service.  A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank or Company is or becomes a publicly traded company.

12.          Governing Law. This Agreement shall be governed by the laws of the State of Wisconsin but only to the extent not superseded by federal law.

13.          Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Officer, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

14.          Payment of Legal Fees. To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Officer pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute is resolved in Officer’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Officer’s favor.

15.          Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	WaterStone Bank SSB 11200 W. Plank Ct. Wauwatosa, Wisconsin 53226 Attn: Legal Department

To Officer:	Julie A. Glynn

IN WITNESS WHEREOF, this Agreement is entered into as of the date first above written.

WaterStone Bank SSB	Officer

By: /s/ Douglas S. Gordon	/s/ Julie Glynn
Douglas S. Gordon, President/CEO	Julie Glynn